UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2020

1LIFE HEALTHCARE, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39203	76-0707204
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Embarcadero Center, Suite 1900 San Francisco, CA		94111
(Address of Principal Executive Offices)		(Zip Code)

(415) 814-0927

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	ONEM	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2020, the Board of Directors (“Board”) of 1Life Healthcare, Inc. (the “Company” or “One Medical") approved the grant of a long-term performance-based stock option (the “Stock Option”) to Amir Dan Rubin, the Company’s Chief Executive Officer and President. Mr. Rubin received the Stock Option to acquire up to 8,645,823 shares of the Company’s common stock upon exercise, which will vest over a seven-year time period and only upon sustained achievement of pre-determined increases in the Company’s stock price over this seven-year period, as further described below. The exercise price per share of the Stock Option is the closing price of a share of the Company’s common stock on the date of grant.

In designing the Stock Option and recommending it to the Board, the Compensation Committee was advised by an external, independent compensation consultant, outside legal counsel, and valuation experts.  The Compensation Committee considered the current structure of Mr. Rubin’s annual incentive opportunity, which is based on a variety of financial and operational performance metrics, as well as the primary intention of the Stock Option, which is to retain and incentivize Mr. Rubin to continue to lead the Company through its next phase of growth and to create sustained, long-term, and superior financial and operational performance. Further, the Compensation Committee believes that it is important that the Stock Option further aligns Mr. Rubin’s interests with those of the Company’s long-term stockholders.  As a result of these considerations, the Committee chose four share price milestones as the performance measure. In structuring the Stock Option in this manner, Mr. Rubin will only realize the full value from the Stock Option upon the creation of significantly enhanced stockholder value over the following seven years. The Stock Option is granted in lieu of annual equity awards.

The Stock Option consists of four tranches and will be subject to vesting only if the Company’s common stock closing price achieves and sustains for 90 days a 30-day stock price average as follows (each a “Stock Price Milestone”; the number of shares subject to each such tranche in parentheses): $55 per share (1,330,127 shares); $70 per share (1,995,190 shares); $90 per share (2,660,253 shares); and $110 per share (2,660,253 shares). Each tranche is also subject to a time-based vesting schedule of equal monthly increments of 1/84th of the award, ending on the seventh anniversary of the date of grant.  Once a Stock Price Milestone is met, then vesting for the portion of the grant meeting that Stock Price Milestone becomes subject solely to the time-based vesting requirement. No shares will vest with respect to the portion of the Stock Option for which the applicable Stock Price Milestone is not met before the end of the seven-year performance period. Any portion of the Stock Option that remains unvested on December 27, 2027 will automatically terminate without consideration. The stock price hurdles will be adjusted for stock splits and similar capitalization adjustments. The Stock Option expires 10 years after the grant date.

In the event of a change in control of the Company, if the change-in-control price is at or higher than the Stock Price Milestone for any tranche, that tranche will then be vested (including acceleration of time-based vesting for that tranche), although it will remain subject to a continued 12-month service requirement in a role determined by the acquirer; the portion of the Stock Option for tranches with a Stock Price Milestone above the change-in-control price would be forfeited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

1LIFE HEALTHCARE, INC.

	By:	/s/ Bjorn Thaler
Dated: December 30, 2020		Bjorn Thaler
Chief Financial Officer